                                                                    EXHIBIT 12.2


                      CCA HOLDINGS CORP. AND SUBSIDIARIES
                RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                        1995             1996
                                        ----             ----
Earnings
--------
Loss before income taxes              $(41,761)        $(38,634)
 Fixed charges                          36,274           47,854
                                      --------         --------
   Earnings                           $ (5,487)        $  9,220
                                      ========         ========
Fixed charges
-------------
Interest expense                        35,461           46,654
Interest element of rentals                165              192
Amortization of debt costs                 648            1,008
                                      --------         --------
   Total fixed charges                 $36,274         $ 47,854
                                      ========         ========

Ratio of earnings to
 fixed charges(1)                           --               --


(1) Earnings for the years ended December 31, 1995 and 1996 were insufficient to cover the fixed charges by $41,761 and $38,634, respectively. As a result of such deficiencies, the ratios are not presented above.